ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated May 23, 2008

100% Principal Protection Absolute Return Barrier Notes

Investment Strategies for Uncertain Markets

UBS AG $•   Notes linked to the S&P 500® Index due on or about December 31, 2009

UBS AG $•   Notes linked to the Russell 2000® Index due on or about December 31, 2009

UBS AG $•   Notes linked to the MSCI EAFE Index® due on or about December 31, 2009

Investment Description

100% Principal Protection Absolute Return Barrier Notes (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of an underlying index (the “Underlying Index”). The Notes provide an opportunity to hedge your exposure to the stocks constituting the Underlying Index while benefiting from any moderately positive or moderately negative performance of the Underlying Index. If the Underlying Index never closes a certain percentage above or below the Index Starting Level (which percentage we refer to as the “Absolute Return Barrier” and which, along with the Index Starting Level, will be determined on the Trade Date), at maturity you will receive your principal plus a return equal to the absolute value of the return on the Underlying Index from the Trade Date to, and including, the Final Valuation Date. Otherwise, at maturity you will receive only your principal. Principal Protection applies only if held to maturity.

Features
☐	Hedging Opportunity — You have the potential to hedge your exposure to the constituent stocks of the Underlying Index while benefiting from any moderately positive or moderately negative performance over the 18-month term of the Notes.
☐	Potential for Equity-Linked Performance — If the Underlying Index never closes above the Upper Index Barrier or below the Lower Index Barrier during the Observation Period, you will receive an equity-based return that may exceed the return you could receive on traditional fixed income investments.
☐	Preservation of Capital — At maturity, you will receive a cash payment equal to at least 100% of your principal.
☐	Diversification — The Notes provide diversification within the equity portion of your portfolio through exposure to the S&P 500® Index, the Russell 2000® Index or the MSCI EAFE Index®.

Key Dates*

Trade Date	June 25, 2008
Settlement Date	June 30, 2008
Final Valuation Date	December 28, 2009
Maturity Date	December 31, 2009
*	Expected. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.
Notes Offered

These preliminary terms relate to three separate Notes we are offering. The Notes are offered at a minimum investment of one hundred Notes at $10.00 per Note (representing a $1000 investment), and multiples of $10.00, thereafter. Each Note is linked to a particular index with a different Absolute Return Barrier. The performance of each Note will not depend on the performance of any other Note. The Absolute Return Barrier will be set on the Trade Date.

Offering of Notes	Absolute Return Barrier*	Index Starting Level*	Upper Index Barrier*	Lower Index Barrier*	CUSIP	ISIN
S&P 500® Index	20.00% to 22.00%	•	•	•	902644673	US9026446735
Russell 2000® Index	24.50% to 26.50%	•	•	•	902644657	US9026446578
MSCI EAFE Index®	19.50% to 21.50%	•	•	•	902644665	US9026446651
*	To be set on the Trade Date.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the 100% Principal Protection Absolute Return Barrier Notes (“PPARN”) product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the PPARN product supplement relating to the Notes for risks related to an investment in the Notes. The Absolute Return Barrier feature limits your appreciation potential. If the Underlying Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will receive only your principal.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured if the Notes are held to maturity.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
S&P 500® Index	•	$10.00	•	$0.175	•	$9.825
Russell 2000® Index	•	$10.00	•	$0.175	•	$9.825
MSCI EAFE Index®	•	$10.00	•	$0.175	•	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	PPARN product supplement dated December 20, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000349/v094670_69071-424b2.htm

♦	Index supplement dated August 27, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000087/v085367_debtsec-prosup.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “100% Principal Protection Absolute Return Barrier Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “PPARN product supplement” mean the UBS product supplement, dated December 20, 2007, references to the “index supplement” means the UBS index supplement, dated August 27, 2007 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an 18-month investment with a return linked to the absolute return of the applicable Underlying Index.
♦	You seek an investment that offers full (100%) principal protection on the Notes when held to maturity.
♦	You believe that any appreciation or depreciation in the applicable Underlying Index over the Observation Period is unlikely to exceed on any trading day the applicable Upper or Lower Index Barrier, the maximum gain on the Notes at maturity.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes.

The Notes may not be suitable for you if:

♦	You believe that any appreciation or depreciation in the applicable Underlying Index over the Observation Period is likely to exceed on any trading day the applicable Upper or Lower Index Barrier.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment with uncapped return potential.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
♦	You seek current income from your investments.
♦	You seek an investment for which there will be an active secondary market.

Common Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	$10.00
Term	18 months(1)
Payment at Maturity (per Note)	If the Underlying Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will receive your principal plus an amount based on the Absolute Index Return, calculated as follows:
$10.00 + ($10.00 × Absolute Index Return)
If the Underlying Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will receive $10.00 (zero return)
Absolute Index Return	Absolute value of: Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level	The closing level of the Underlying Index on the Trade Date
Index Ending Level	The closing level of the Underlying Index on the Final Valuation Date
Observation Period	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date
Upper Index Barrier	Index Starting Level × (1 + Absolute Return Barrier)
Lower Index Barrier	Index Starting Level × (1 – Absolute Return Barrier)

Determining Payment at Maturity for Each Offering

You will receive a cash payment at maturity equal to the principal amount of your Notes or $10.00 per Note.

The Absolute Return Barrier feature limits your appreciation potential. If the Underlying Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, you will receive only your principal.

The performance of each offering of the Notes will depend on the performance of the Underlying Index to which such offering is linked and will not depend on the performance of other index or offering of Notes.

(1)	In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

Specific Terms for Each Offering of Notes

Offering of Notes	Absolute Return Barrier*
S&P 500® Index	20.00% to 22.00%
Russell 2000® Index	24.50% to 26.50%
MSCI EAFE Index®	19.50% to 21.50%
*	To be set on the Trade Date.

Hypothetical Examples and Return Table of the Notes at Maturity

The following examples and table illustrate the payment at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions:*

Principal Amount:	$10.00
Index Starting Level:	1500.00
Principal Protection:	100% at maturity
Term:	18 months
Absolute Return Barrier:	21.00%
Upper Index Barrier:	1815.00, which is 21.00% above the Index Starting Level
Lower Index Barrier:	1185.00, which is 21.00% below the Index Starting Level
Observation Period:	The period starting on, and including, the Trade Date and ending on, and including, the Final Valuation Date

*The actual Index Starting Level, Absolute Return Barrier, Upper Index Barrier, and Lower Index Barrier for each offering of the Notes will be set on the Trade Date.

Example 1 — If the return on the Underlying Index over the Observation Period is 15% and the Underlying Index never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (100% × 15%))
	=	$11.50

Example 2 — If the return on the Underlying Index over the Observation Period is -15% and the Underlying Index never closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive at maturity the principal amount of each Note plus a payment equal to 100% of the Absolute Index Return, as set forth below:

Payment at maturity per $10.00 Note principal amount	=	$10.00 + ($10.00 × (Absolute Index Return))
	=	$10.00 + ($10.00 × (100% × 15%))
	=	$11.50

Example 3 — If the Underlying Index closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, investors would receive $10.00 at maturity for each Note (a 0.0% total return) regardless of the return on the Underlying Index during the Observation Period.

Hypothetical Return Table of the Notes at Maturity

		No Index Closing Outside Absolute Barrier**			An Index Closing Outside Absolute Return Barrier***
Index Ending Level	Index Return	Additional Amount at Maturity ($)*	Payment at Maturity ($)*	Return on Note (%)*	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return on Note
3000.00	100%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2700.00	80%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2400.00	60%	N/A	N/A	N/A	$0.00	$10.00	0.00%
2100.00	40%	N/A	N/A	N/A	$0.00	$10.00	0.00%
1815.00	21.00%	$2.10	$12.10	21.00%	$0.00	$10.00	0.00%
1725.00	15%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
1650.00	10%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
1575.00	5%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
1500.00	0%	$0.00	$10.00	0.00%	$0.00	$10.00	0.00%
1425.00	-5%	$0.50	$10.50	5.00%	$0.00	$10.00	0.00%
1350.00	-10%	$1.00	$11.00	10.00%	$0.00	$10.00	0.00%
1275.00	-15%	$1.50	$11.50	15.00%	$0.00	$10.00	0.00%
1185.00	-21.00%	$2.10	$12.10	21.00%	$0.00	$10.00	0.00%
900.00	-40%	N/A	N/A	N/A	$0.00	$10.00	0.00%
600.00	-60%	N/A	N/A	N/A	$0.00	$10.00	0.00%
300.00	-80%	N/A	N/A	N/A	$0.00	$10.00	0.00%
0.00	-100%	N/A	N/A	N/A	$0.00	$10.00	0.00%
*	Percentages have been rounded for ease of analysis.
**	Calculation assumes that the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period.
***	Calculation assumes that the Index closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the PPARN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Principal protection only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. You will be entitled to receive at least the full principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss.
♦	Market risk — The return on the Notes, if any, is linked to the performance of the applicable Underlying Index and will depend on whether the applicable Underlying Index closes above the applicable Upper Index Barrier or below the applicable Lower Index Barrier on any trading day during the Observation Period. You will receive no more than the full principal amount of your Notes if the applicable Underlying Index closes above the applicable Upper Index Barrier or below the applicable Lower Index Barrier on any trading day during the Observation Period.
♦	The Absolute Return Barrier limits your potential return — The appreciation potential of the Notes is limited to the applicable Absolute Return Barrier, regardless of the performance of the applicable Underlying Index.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the applicable Underlying Index.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Notes is not the same as owning the applicable index or basket indices — The return on your Notes may not reflect the return you would realize if you actually owned the applicable index or basket indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Notes.
♦	Price prior to maturity — The market price of the Notes will be influenced by many factors including the level or price of the applicable Underlying Index, volatilities, dividends, the time remaining to maturity of the Notes, interest rates, geopolitical conditions and economic, political, financial and regulatory or judicial events, and the creditworthiness of UBS. The principal protection and potential Absolute Index Return will only apply at maturity, and the market price of the Notes prior to maturity will not directly correspond with the absolute return of the applicable Underlying Index.
♦	Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the applicable Underlying Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Index, may adversely affect the market price of the applicable Underlying Index and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the stocks comprising the applicable Underlying Index, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of the Issuer, will determine the applicable Index Ending Level and payment at maturity based on observed levels of the applicable Underlying Index in the market. The calculation agent can postpone the determination of the Index Ending Level or the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Notes. Any such research, opinions or recommendations could affect the value of the applicable Underlying Index or the stocks included in such index, and therefore the market value of the Notes.

Risks specific to an investment in the Notes linked to the MSCI EAFE Index®.

♦	Currency Risk — The MSCI EAFE Index®, but not the stocks included in the MSCI EAFE Index®, is denominated in U.S. dollars, and an investment in the Notes linked to the MSCI EAFE Index® will involve foreign currency exposure and the value of the Notes linked to the MSCI EAFE Index® will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the MSCI EAFE Index® are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity.

♦	Non-U.S. Securities Markets and Emerging Markets Risks — The stocks included in the MSCI EAFE Index® are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks that may have a negative impact on the performance of the Notes linked to the MSCI EAFE Index®.

An investment in the Notes linked to the MSCI EAFE Index® will also involve risks not generally associated with investments that have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

What are the tax consequences of the Notes?

Some of the tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-26 of the PPARN product supplement.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to yor receipt of cash attributable to that income. Your cost basis in your Notes will be increased by the amount you are required to include in income.

We will complete the following paragraph in the final pricing supplement: We have determined the comparable yield for the Notes is equal to    % per annum, compounded semiannually, with a projected payment at maturity of $     based on an investment of $     . Based upon this comparable yield, if you are an initial holder that holds a Note until the scheduled maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $     in 2008 and $     in 2009. However, if the amount you receive at maturity is greater than $     , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $     , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2009 by an amount that is equal to such difference. If the amount you receive at maturity is less than $     , then you would recognize a net ordinary loss in 2009 in an amount equal to such difference. This comparable yield is neither a prediction nor a guarantee of what the actual payment you receive will be, or that the actual payment you receive will even exceed the full principal amount.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

If the underlying index closes above the Upper Index Barrier or below the Lower Index Barrier more than 6 months before the maturity date of the Notes (thereby fixing the payment on maturity of your Notes), you will be required to make adjustments to the interest accruals on your Notes, in a reasonable manner, to account for the fact that the payment at maturity will be fixed rather than contingent and the above comparable yield and projected payment schedule will not apply to you after that date. Although not entirely clear, we think it would be reasonable for an initial holder of the Notes to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Notes and (ii) not accruing any additional interest over the term of the Notes. Thereafter the Notes will not be treated as contingent payment obligations and any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss if you make the adjustments as described in the preceding sentence. See PS-27-PS-28 of the PPARN product supplement for more information.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

The Standard and Poor’s 500® Index

The Standard and Poor’s 500® Index (the “S&P 500 Index”) is published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – S&P 500® Index,” the Underlying Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Underlying Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the Underlying Index, with the number of companies included in each group as of May 21, 2008 indicated below: Consumer Discretionary (86); Consumer Staples (40); Energy (36); Financials (92); Health Care (51); Industrials (56); Information Technology (71); Materials (28); Telecommunications Services (9); and Utilities (31).

The graph below illustrates the performance of the S&P 500 Index from April 30, 1998 to May 21, 2008. The historical levels of the S&P 500 Index should not be taken as an indication of future performance. The Upper Index Barrier and Lower Index Barrier are shown on the graph assuming an Index Starting Level of 1390.71, which was the closing level of the S&P 500 Index on May 21, 2008, and an Absolute Return Barrier of 21.00% (the mid point of the range) (the actual Index Starting Level and Absolute Return Barrier will be determined on the Trade Date).

Source: Bloomberg L.P.
Historical levels of the S&P 500 Index should not be taken as an indication of future performance.

The Russell 2000® Index

The Russell 2000® Index (the “Russell 2000 Index”) is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers - Russell 2000® Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

The graph below illustrates the performance of the Russell 2000 Index from April 30, 1998 to May 21, 2008. The historical levels of the Russell 2000 Index should not be taken as an indication of future performance. The Upper Index Barrier and Lower Index Barrier are shown on the graph assuming an Index Starting Level of 727.11, which was the closing level of the Russell 2000 Index on May 21, 2008, and an Absolute Return Barrier of 25.50%

(the mid point of the range) (the actual Index Starting Level and Absolute Return Barrier will be determined on the Trade Date).

Source: Bloomberg L.P.
Historical levels of the Russell 2000 Index should not be taken as an indication of future performance.

The MSCI EAFE Index®

The MSCI EAFE Index® (the “MSCI EAFE Index”) is published by Morgan Stanley Capital International Inc. As discussed more fully in the Index supplement under the heading “Underlying indices and Underlying Index Publishers – MSCI EAFE Index®,” the MSCI EAFE Index is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East, excluding the United States and Canada. The securities included in the MSCI EAFE Index are chosen based on industry group and country. As of May 2008, the MSCI EAFE Index consisted of the following 21 developed country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Neterlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index is a part of a series of indexes sponsored by MSCI called the “MSCI Standard Index series”.

The graph below illustrates the performance of the MSCI EAFE Index from April 30, 1998 to May 21, 2008. The historical levels of the MSCI EAFE Index should not be taken as an indication of future performance. The Upper Index Barrier and Lower Index Barrier are shown on the graph assuming an Index Starting Level of 2186.79, which was the closing level of the MSCI EAFE Index on May 21, 2008, and an Absolute Return Barrier of 20.50% (the mid point of the range) (the actual Index Starting Level and Absolute Return Barrier will be determined on the Trade Date).

Source: Bloomberg L.P.

Historical levels of the MSCI EAFE Index should not be taken as an indication of future performance.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ Equity	16,386	16,497
Total capitalization	409,271	412,048
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 exchange rate in effect as of March 31, 2008).

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Notes, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Notes, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Notes to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.